UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2008

ODYSSEY HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-33267 (Commission File Number)	43-1723043 (I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)
Registrant’s telephone number, including area code: (214) 922-9711
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information provided below in Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 1, 2008, Odyssey HealthCare, Inc. (the “Company”) promoted Frank Anastasio to Senior Vice President-Sales & Marketing. Mr. Anastasio is 62 yrs old. Mr. Anastasio joined the Company in April of 2006 as the Northeast Regional Vice President. From May 2005 through March 2006, Mr. Anastasio was an independent consultant focused primarily on sales training and census remediation for long term care facilities. Mr. Anastasio served as Executive Vice President and Chief Operating Officer for Health Essentials/Patrion, a geriatric physician practice management company, from August 2002 through May 2005. Prior to serving as Executive Vice President and Chief Operating Officer, Mr. Anastasio served as Senior Vice President of Operations for Health Essentials/Patrion from December 2000 through July 2002. Prior to joining Health Essentials/Patrion, Mr. Anastasio held a variety of positions with Vencor, Inc./Kindred Healthcare from August 1988 until November 1999, serving as the National Director of Operations from (1988-1990), National Director of Patient Referrals (1990-1992), Regional Vice President of Operations (1992-1995), Group Vice President of Ancillary Services (1996-1998), and President of Ancillary Services Division (1998-1999).
     The Company entered into an employment agreement with Mr. Anastasio on March 17, 2008, a copy of which is attached hereto as Exhibit 10.1. The employment agreement expires on February 28, 2009, except that it will be renewed automatically for additional one-year periods unless ninety days prior written notice is given by either party in advance of any one-year period. Mr. Anastasio’s annual base salary is $200,000 and will be subject to annual review by the Board of Directors of the Company (the “Board”) and may be increased in the Board’s discretion. The employment agreement also provides for an annual bonus to be determined by the Board based on the Company achieving certain performance goals. In addition, the employment agreement provides that Mr. Anastasio is entitled to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs applicable generally to other executives of the Company.
     Under his employment agreement, the Company may terminate Mr. Anastasio’s employment for cause or without cause; provided, however, that the Company may not terminate Mr. Anastasio without cause during the first six months following his employment on March 1, 2008. If Mr. Anastasio’s employment is terminated without cause, or if he resigns for good reason,
•	he will be entitled to receive severance payments in an aggregate amount equal to his base salary, payable in bi-weekly installments in accordance with the Company’s regular payroll practice, until the first anniversary of his date of termination (reduced by the amount of any compensation Mr. Anastasio receives with respect to any other employment during such period);

•	he will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which his date of termination occurs; and

•	all vested Awards, as defined by the employment agreement, granted to Mr. Anastasio shall remain exercisable for a period of 90 days following the date of termination or such longer period (up to one year) as the board of directors may determine, or pursuant to any more favorable terms of the plan or agreement governing such award.
     If within two years following a change in control Mr. Anastasio is terminated without cause, resigns for good reason or the Company elects not to renew his employment agreement, he will be entitled to the same severance benefits as if he had been terminated without cause prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Anastasio was entitled to during the two year period prior to his date of termination and such payments shall be made from the date of termination until the later of the one year anniversary of his date of termination or the second anniversary of the date on which the change in control occurred, and the time period for the exercise of Mr. Anastasio’s Awards will not be extended. The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until the first anniversary of his date of termination.
     The foregoing description of Mr. Anastasio’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached as an exhibit hereto.
Item 9.01 Financial Statements and Exhibits.
(d)	Employment Agreement by and between Odyssey HealthCare, Inc., and Frank Anastasio, dated March 17, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: March 21, 2008	By:	/s/ R. Dirk Allison
R. Dirk Allison
Senior Vice President and Chief Financial Officer

Exhibits Index

Exhibit No.	Description
10.1	Employment Agreement by and between Odyssey HealthCare, Inc. and Frank Anastasio, dated March 17, 2008.